Exhibit 99.1

Portland, Oregon

June 9, 2005

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED APRIL 30, 2005

Cascade Corporation (NYSE: CAE) today reported its financial results for the first quarter ended April 30, 2005.

Overview

•                  Net sales of $114.5 million for the first quarter of fiscal 2006 were 22% higher than net sales of $93.5 million for the prior year quarter.

•                  Net income of $12.2 million ($0.95 per diluted share) for the first quarter of fiscal 2006 was 49% higher than net income of $8.2 million ($0.65 per diluted share) for the prior year quarter.

First Quarter Fiscal 2006 Summary

•                  Summary financial results for the first quarter are outlined below (in thousands, except earnings per share):

Quarter ended April 30,	2005	2004	% Change
Net sales	$114,515	$93,529	22.4%
Gross profit	37,488	31,376	19.5%
Gross profit %	32.7%	33.5%
SG&A	18,346	17,918	2.4%
Amortization	(52)	140	—
Interest expense, net	643	802	(19.8)%
Other income	(230)	(95)	142.1%
Income before tax	18,781	12,611	48.9%
Provision for income taxes	6,573	4,401	49.4%
Effective tax rate	35%	35%	—
Net income	$12,208	$8,210	48.7%
Diluted earnings per share	$0.95	$0.65	46.2%

•                  Higher sales in the first quarter of fiscal 2006 were primarily the result of strong lift truck markets throughout the world.  The continued strengthening of foreign currencies against the US dollar also contributed to higher reported sales.  Details of the sales increase for the first quarter of fiscal 2006 follow (in millions):

Revenue growth	$18.4	19.6%
Foreign currency changes	2.6	2.8%
Total	$21.0	22.4%

•                  The consolidated gross profit percentage of 33% in the first quarter was down approximately 1% from the first quarter of the prior year.  This decrease reflects a higher volume of sales of lower margin products and the effects of higher material costs.  We have been able to offset most of these material cost increases in certain markets with sales price increases and surcharges.

•                  The majority of the increase in SG&A was attributable to foreign currency changes and higher professional fees.

•                  The effective tax rate of 35% is consistent with the rate in the first quarter of the prior year.

Market Conditions

•                  Year-to-date North American lift truck shipments were up 25% and orders were up 5% over the prior year.  With the current industry backlog, lift truck shipments should remain strong at least through second quarter of fiscal 2006. Although lift truck shipments are an indicator of the general health of the industry, they do not necessarily correlate with the demand for Cascade’s products.

•                  European lift truck shipments were up 10% and orders were up 3% over the first quarter of the prior year.

•                  Asia-Pacific lift truck shipments were up 5% and orders were up 7% over the first quarter of the prior year.

•                  We continue to experience increases in steel costs for some steel grades and certain parts and components.   We have aggressively worked to mitigate these increases through a variety of means and are continuing to closely monitor this situation.

North America Summary

Quarter ended April 30,	2005	2004	% Change
Net sales	$61,617	$50,594	21.8%
Gross profit	23,992	19,956	20.2%
Gross profit %	38.9%	39.4%
SG&A	10,640	10,251	3.8%
Amortization	(191)	36	—
Operating income	$13,543	$9,669	40.1%

•                  Revenue growth reflected the strong North American lift truck market in the first quarter of fiscal 2006.  Revenues continued to be favorably impacted by the current US dollar to Euro exchange rate, which made it more difficult for European competitors to import into the North American market. Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$10.5	20.8%
Foreign currency changes	0.5	1.0%
Total	$11.0	21.8%

•                  The gross profit percentage of 39% was consistent with the prior year first quarter.  Higher shipping volumes, resulting in better fixed cost absorption, pricing adjustments, and cost reduction initiatives have covered increases in material costs to date.

•                  Increased SG&A expense was primarily attributable to higher levels of professional fees.

•                  Negative amortization expense reflects the adjustment of previously recognized compensation expense related to stock appreciation rights (SARS).  Currently applicable accounting rules require a quarterly mark-to-market adjustment for SARS.  The decrease in the market price of our common stock from $36.60 at January 31, 2005 to $31.50 at April 30, 2005 resulted in income of $228,000 for the first quarter of fiscal 2006.  No amortization expense was recorded for SARS in the first quarter of fiscal 2005 since SARS were initially granted after the end of that quarter.

Europe Summary

Quarter ended April 30,	2005	2004	% Change
Net sales	$36,704	$27,419	33.9%
Gross profit	8,294	6,187	34.1%
Gross profit %	22.6%	22.6%
SG&A	5,511	5,340	3.2%
Amortization	132	96	37.5%
Operating income	$2,651	$751	—

•                  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$7.8	28.4%
Foreign currency changes	1.5	5.5%
Total	$9.3	33.9%

•                  The primary factor contributing to the increase in sales in Europe was an increase of $5.5 million in sales from our German manufacturing facility.  In the fourth quarter of fiscal 2005, we integrated the majority of our German operations, including the Falkenroth assets purchased in the third quarter, into one facility.  The first quarter of fiscal 2006 reflects the first full quarter after completion of the majority of the integration work.

•                  Gross profit percentage was consistent with the prior year’s first quarter.  While our gross profit percentages are consistent, Europe is one market where we have not been able to fully recover the effect of the material cost increases in certain product lines.

•                  The increase in SG&A was due to the effects of foreign exchange fluctuations.

•                  In order to eliminate excess production capacity and lower overall production costs in Europe we announced plans on April 29, 2005 to close our manufacturing facility in Hoorn, The Netherlands.  Manufacturing operations in Hoorn will be moved to one of our facilities in Almere, The Netherlands or Verona, Italy.  The closure and movement of production will take place over the next six months and result in a reduction in our European workforce by approximately 20 employees.  We are currently finalizing the social plans with the local unions.  No accruals have been recorded in the April 30, 2005 financial statements related to the closure because the final terms of the social plans have not yet been approved.  Total direct costs related to the closure will be approximately $2.2 million, including employee related costs of $1.4 million and moving related costs of $800,000.  We expect to begin realizing the full benefits of this consolidation of operations in the first quarter of fiscal 2007.

Asia Pacific Summary

Quarter ended April 30,	2005	2004	% Change
Net sales	$16,194	$15,516	4.4%
Gross profit	5,202	5,233	(0.6)%
Gross profit %	32.1%	33.7%
SG&A	2,195	2,327	(5.7)%
Amortization	7	8	(12.5)%
Operating income	$3,000	$2,898	3.5%

•                  The sales increase in the Asia-Pacific region was primarily related to foreign currencies and increased sales from both our facilities in China.  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$0.1	1.0%
Foreign currency changes	0.6	3.4%
Total	$0.7	4.4%

•                  Gross profit percentage declined due to higher sales of OEM products which tend to have lower margins.

•                  The decrease in SG&A was due to lower engineering and marketing costs in China during the first quarter of fiscal 2006.

Dividend

•                  On June 7, 2005, Cascade’s Board of Directors declared a quarterly dividend of $.12 per share, payable on July 21, 2005 to shareholders of record as of July 6, 2005.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others factors related to general economic conditions, interest rates, demand for materials handling products, performance of our manufacturing facilities and the cyclical nature of the materials handling industry.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, June 9, 2005 at 2:00 pm PST.  Robert C. Warren, President and Chief Executive Officer, and Richard “Andy” Anderson, Senior Vice President and Chief Financial Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 219-6110, International callers can access the call by dialing (303) 262-2143.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering pass-code 11031756#, or internationally, by dialing (303) 590-3000 and entering pass-code 11031756#.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited — in thousands, except per share amounts)

	Three Months Ended April 30
	2005	2004
Net sales	$114,515	$93,529
Cost of goods sold	77,027	62,153
Gross profit	37,488	31,376

Selling and administrative expenses	18,346	17,918
Amortization	(52)	140

Operating income	19,194	13,318
Interest expense	750	899
Interest income	(107)	(97)
Other income	(230)	(95)

Income before provision for income taxes	18,781	12,611
Provision for income taxes	6,573	4,401
Net income	$12,208	$8,210

Basic earnings per share	$1.00	$0.68
Diluted earnings per share	$0.95	$0.65

Basic weighted average shares outstanding	12,229	12,104
Diluted weighted average shares outstanding	12,827	12,558

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	April 30 2005	January 31 2005

ASSETS
Current assets:
Cash and cash equivalents	$19,307	$30,482
Marketable securities	13,053	1,503
Trade accounts receivable, less allowance for doubtful accounts of $2,040 and $2,182	79,643	70,728
Inventories	48,328	46,212
Deferred income taxes	3,235	3,042
Prepaid expenses and other	4,470	4,592
Total current assets	168,036	156,559
Property, plant and equipment, net	79,729	82,027
Goodwill	74,029	74,786
Deferred income taxes	9,703	9,688
Other assets	4,786	5,032
Total assets	$336,283	$328,092

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$1,396	$2,461
Current portion of long-term debt	12,909	12,916
Accounts payable	22,275	25,778
Accrued payroll and payroll taxes	7,463	7,283
Income taxes payable	4,632	2,068
Other accrued expenses	11,360	11,005
Accrued environmental expenses	891	894
Total current liabilities	60,926	62,405
Long-term debt, net of current portion	25,181	25,187
Accrued environmental expenses	7,589	7,799
Deferred income taxes	3,664	3,988
Other liabilities	11,109	10,830
Total liabilities	108,469	110,209
Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,241 and 12,224 shares issued and outstanding	6,121	6,112
Additional paid-in capital	17,897	20,004
Unamortized deferred compensation	(2,424)	(4,506)
Retained earnings	199,248	188,507
Accumulated other comprehensive income	6,972	7,766
Total shareholders’ equity	227,814	217,883
Total liabilities and shareholders’ equity	$336,283	$328,092

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	For the Three Months Ended April 30
	2005	2004
Cash flows from operating activities:
Net income	$12,208	$8,210
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,730	3,540
Amortization of deferred compensation	(228)	—
Deferred income taxes	(532)	(330)
Loss (gain) on disposition of assets	(28)	4
Changes in operating assets and liabilities:
Accounts receivable	(8,915)	(4,965)
Inventories	(2,116)	292
Prepaid expenses and other	122	412
Accounts payable and accrued expenses	(3,323)	3,028
Current income taxes payable	2,564	2,434
Other liabilities	444	168
Net cash provided by operating activities	3,926	12,793

Cash flows from investing activities:
Capital expenditures	(2,014)	(3,787)
Sales of marketable securities	1,000	3,500
Purchases of marketable securities	(12,550)	(6,040)
Proceeds from sale of assets	163	39
Other assets	70	572
Net cash used in investing activities	(13,331)	(5,716)

Cash flows from financing activities:
Cash dividends paid	(1,467)	(1,332)
Payments on long-term debt and capital leases	(13)	(114)
Notes payable to banks, net	(1,065)	(1,208)
Common stock issued under stock option plan	189	61
Net cash used in financing activities	(2,356)	(2,593)

Effect of exchange rate changes	586	(1,962)

Change in cash and cash equivalents	(11,175)	2,522

Cash and cash equivalents at beginning of period	30,482	25,584

Cash and cash equivalents at end of period	$19,307	$28,106